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                                                                    EXHIBIT 10.1

         DESCRIPTION OF THE MATERIAL TERMS OF THE CONSULTING ARRANGEMENT
                BETWEEN THE COMPANY AND GERARD B. MOERSDORF, JR.

      Mr. Moersdorf, Jr. agrees to consult as an independent contractor from time to time during 2005 up to a total of 10 days, payable at the rate of $1,500 per day. Any consulting performed by Mr. Moersdorf under the Consulting Arrangement would be in addition to his duties as a non-executive Chairman of the Board of Directors.

      Additionally, Mr. Moersdorf will be reimbursed for COBRA expenses incurred for 12 months beginning on January 24, 2005, the date of his resignation as the Company's President and Chief Executive Officer.